Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 28th day of December, 2010, by and between Rio Vista GP, LLC, a Delaware limited liability company (the “Company”), and Imad Anbouba, a Texas resident (“Employee”).

RECITALS:

A.           Reference is hereby made to the Amended and Restated Limited Liability Company Agreement of the Company dated as of December 16, 2004 (as it may be amended from time to time, the “LLC Agreement”).  Terms used but not defined herein shall have the meanings assigned to them in the LLC Agreement.

B.           The Company desires to employ Employee, and Employee desires to be employed by the Company, on the terms and conditions hereinafter provided.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.    Term of Employment.  This Agreement will remain in effect from the date hereof until (i) three years (the “Initial Term”), (ii) this Agreement is terminated in accordance with its terms or renegotiated by the Company and the Employee or (iii) the occurrence of an event that allows the Company to be dissolved under the LLC Agreement; whichever occurs first (the “Employment Period”).  Provided that the Agreement has not been terminated at the expiration of the Initial Term in accordance with the terms, subsequent to such time, Employee’s employment hereunder shall be automatically continued for successive additional terms of one year each unless notice of non-renewal is given by either party no less than 30 days prior to the end of the Initial Term or any additional term, as applicable.

2.    Responsibilities of Employee.

      A.    During the Employment Period, Employee shall serve as Co-President of the Company.  In accepting employment by the Company, Employee shall undertake and assume the responsibility of performing for and on behalf of the Company any and all duties of the Co-President and shall have the duties, functions, responsibilities and authority commensurate with such office as are from time to time delegated to Employee by the Board of Managers of the Company (the “Board”).

      B.    During the Employment Period, Employee shall devote such portion of his time, skill, and attention and his best efforts during normal business hours to the business and affairs of the Company as is necessary, in the best interest of the Company, to discharge fully and faithfully the duties and responsibilities delegated and assigned to Employee herein or pursuant hereto.

3.    Compensation.  As compensation for the services to be rendered by Employee for the Company under this Agreement, Employee shall be entitled to the following:

      A.    The Company shall pay Employee during the Employment Period an annual salary of $80,000, which amount may be adjusted upward by the Board, in its sole discretion, from time to time.  Such annual salary shall be payable periodically for such periods as may be established by the Company for payment of its employees under its normal payroll practices and shall be subject to withholding pursuant to Section 8.

      B.    Employee may receive such bonuses, commissions or other discretionary compensation payments, if any, as the Board may determine to award him from time to time.  Any such bonuses, commissions or other discretionary compensation payments shall be payable to Employee in the manner specified by the Board at the time any such bonus or other payment is awarded.

4.    Expenses.  Employee shall be reimbursed for all reasonable business expenses incurred by him in connection with or incident to the performance of his duties and responsibilities hereunder.  Such expenses shall be reimbursed to Employee upon Employee’s submission to the Company of vouchers or expense statements evidencing such expenses in such form or format as the Company may reasonably require, subject however, to the Company’s policies relating to business expenses as in effect from time to time during the Employment Period.

5.    Vacation and Other Benefits.

      A.    During the Employment Period, Employee shall be entitled to five weeks of paid vacation during each twelve-month period commencing on the date of this Agreement.  Employee shall also be entitled to all paid holidays given by the Company to its employees.  Employee agrees to utilize his vacation at such time or times as are (i) consistent with the proper performance of his duties and responsibilities hereunder and (ii) mutually convenient for the Company and Employee.

      B.    During the Employment Period, Employee shall be entitled to participate in all employee welfare benefit plans, 401(k) plans, and other programs, and arrangements provided by the Company from time to time to its employees generally, subject to and on a basis consistent with the terms, conditions, and overall administration (including eligibility and vesting requirements) of such plans, programs, and arrangements.  In addition to the foregoing, the Company will pay 100% of the cost to provide the Employee’s, and the Employee’s family and dependents’, health, disability and dental insurance coverage, as well as the cost of a life insurance policy covering the Employee in the amount of [$500,000] with the Employee’s spouse, or other such designee of the Employee’s choice, named as the beneficiary.  Further, Employee shall be entitled to participate in executive benefit and compensation plans to be established by the Company, including, but not limited to, stock option plans, incentive compensation plans, executive vehicle programs and business club reimbursement plans (collectively “Executive Benefit Plans”).

6.    Termination of Employment.

      A.    Employee’s employment hereunder shall terminate automatically upon his death.

      B.    If the Company determines in good faith that the Disability of Employee has occurred during the Employment Period, the Company may notify Employee of the Company’s intention to terminate Employee’s employment hereunder for Disability.  In such event, Employee’s employment hereunder shall terminate effective on the fifth day of the ninth month following the date such notice of termination is given to Employee.  For purposes of this Agreement, the “Disability” of Employee shall be deemed to have occurred if Employee shall have been unable to perform his duties hereunder on a full-time basis for an aggregate of 90 days within any given period of 365 consecutive days, (excluding any leaves of absence approved by the Board and the number of days of accrued vacation of Employee) as a result of his physical or mental incapacity; provided that, if Employee has a physical or mental impairment that substantially limits one or more major life activities, as defined under the Americans with Disabilities Act, the Company may extend the 90-day period to reasonably accommodate Employee’s impairment.

      C.    The Company may terminate Employee’s employment hereunder at any time for Cause.  For purposes of this Agreement, “Cause” shall mean any of the following:  (i) the breach by Employee of his duties as an employee of the Company, which breach is materially detrimental to the Company, monetarily or otherwise, (ii) the failure of Employee to comply in any material respect with any written or oral direction of the Board of Managers which reasonably relates to the performance of his duties that he is physically able to perform and which would not require him to perform an illegal act or breach any agreement to which the Company is a party, (iii) the failure of Employee to substantially perform his duties as an employee (other than such failure resulting from illness of injury to Employee or Employee’s physical or mental capacity), after demand for substantial performance is delivered by the Company to Employee that specifically identifies the manner in which the Company believes that Employee has not substantially performed his duties, (iv) the commission by Employee of any criminal act that constitutes a felony or involves fraud, dishonesty, or moral turpitude, (v) Employee’s failure to render the services to the Company as contemplated under this Agreement as a result of alcohol, drug or other similar addiction, (vi) the willful, material violation by Employee of any employer policies of the Company, and its Affiliates, and (viii) the material breach by Employee of any of his material covenants and agreements contained in this Agreement.

      D.    The Company may terminate Employee’s employment hereunder at any time without Cause upon 30 days advance notice to Employee.

      E.    Employee may terminate his employment hereunder at any time for Good Reason or without Good Reason upon 30 days advance notice to the Company.  For purposes of this Agreement, “Good Reason” means (i) a Change in Control of the Company (as hereinafter defined), (ii) the Company’s failure to timely pay any amount due to Employee under this Agreement, (iii) a requirement (without Employee’s consent) that Employee perform his duties at a location other than the Dallas, Texas metropolitan area for any material period of time, or (iv) the assignment by the Board to Employee of any duties or responsibilities that are inconsistent in any material respect with his status, title, and position, and with respect to those matters described in clauses (ii) through (iv) if the Company fails to cure such matter within 30 days after notice from Employee.  “Change in Control” means any transaction or series of transactions resulting in any person or entity, that does not currently have control, obtaining voting control of the Company’s outstanding securities or the board of managers of the Company.

      F.    In the event of termination of Employee’s employment hereunder (for any reason other than the death of Employee), Employee agrees that if at such time he is a manager or officer of the Company or any of its subsidiaries, he will promptly deliver to the Company his written resignation from all such positions, such resignation to be effective as of the date of termination.

7.    Obligations of Company Upon Termination of Employment.

      A.    If Employee’s employment hereunder is terminated pursuant to Sections 6.B or 6.C, or if Employee terminates his employment without Good Reason, the Company shall pay to Employee, on the 30th day following the date of such termination (the “Termination Date”), (i) any accrued but unpaid base salary provided for in Section 3.A hereof for services rendered through the Termination Date, (ii) any accrued but unpaid expenses required to be reimbursed under Section 4 and (iii) any vacation accrued to the Termination Date.

      B.    If Employee’s employment hereunder is terminated by the Company (other than for death or Disability or for Cause in accordance with  Section 6.C),  for any reason without Cause, by Employee for Good Reason, or if the Company in accordance with Section 1, gives written notice of non-renewal of this Agreement; the Company shall pay to Employee in a lump sum in cash no later than the 30th day after the Termination Date the aggregate of the following: (A) any accrued but unpaid base salary provided for in Section 3.A hereof for services rendered through the Termination Date; (B) any accrued but unpaid expenses required to be reimbursed under Section 4; (C) any vacation accrued to the Termination Date; (D) all bonuses, commissions and/or incentive compensation payments awarded to the Employee by the Company on or before the Termination Date, which shall become fully vested and non-forfeitable as of the Termination Date, (E) severance pay in an amount equal to thirty-six (36) months times the Employee’s current base monthly salary.  Further, Employee shall become fully vested under any employee benefit plans (including 401(k) plans) and Executive Benefit Plans (including stock options) which contain vesting provisions and Employee shall be further entitled  to receive (a) for a period of twenty-four (24) months following the Termination Date, for both the Employee and his dependents, 100% of the cost of health, disability, dental and life insurance coverage identical to the benefits to those which the Employee and his dependents received immediately prior to the Termination Date; and (b) all benefits accrued by Employee as of the Termination Date under all qualified and nonqualified retirement, pension, profit sharing and Executive Benefit Plans of the Company in such manner and at such time as are provided under the terms of such plans.

8.    Withholding Taxes.  The Company shall withhold from any payments to be made to Employee hereunder such amounts (including social security contributions and federal income taxes) as shall be required by federal, state, and local withholding tax laws.

9.    Indemnity.  As of the date Employee was first employed by the Company and at all times thereafter, the Company shall to the maximum extent allowed by law protect, defend, indemnify and hold harmless the Employee against all claims, actions, lawsuits, judgments, penalties, fines, settlements and reasonable expenses that are filed, pursued, or otherwise sought by third parties, as applicable, in any matter resulting from or relating to the performance of the Employee’s duties to the Company or the fact that the Employee is or was an employee of the Company or is or was serving at the request of the Company, as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise.  To the same extent, the Company will pay, and subject to any legal limitations, advance all expenses, including reasonable attorney fees and costs actually and necessarily incurred by Employee in connection with the defense of any action, suit or proceeding and in connection with any appeal, which has been brought against Employee by reason of the Employee’s service as an officer, agent or director of the Company.

10.   Attorneys’ Fees and Costs.  In the event there is any litigation between the parties hereto with respect to this Agreement, the prevailing party in such litigation shall be entitled to recover all attorneys’ fees and costs incurred by such party in connection with such litigation.

11.   Notices.  All notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, by electronic transmission, or by facsimile transmission; and a notice, request, or consent given under this Agreement is effective on receipt by the person to receive it. All notices, requests, and consents must be sent to or made at the addresses given below:

If to the Company, at:

Rio Vista GP, LLC
8150 N. Central Expressway
Suite 1525
Dallas, TX  75206
Attn:                      Co-President

If to the Employee at:

Imad Anbouba
8150 N. Central Expressway
Suite 1525
Dallas, TX  75206

Or to such other address as hereafter shall be furnished as provided in this Section 10 by either of the parties hereto to the other party hereto.

12.   Governing Law.  It is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State in which Employee resides.

13.   Dispute Resolution.  Employee and the Company agree that all disputes and claims of any nature that Employee may have against the Company or that the Company may have against Employee, including all federal or state statutory, contractual, and common law claims arising from, concerning, or relating in any way to their employment relationship, the terms and conditions of this Agreement, or any termination of the employment relationship will be resolved in accordance with the dispute resolution provisions in Section 15.5 of the LLC Agreement.

14.   Assistance in Litigation.  During the Employment Period and for a period of four years thereafter, Employee shall, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which the Company, or any of its subsidiaries or Affiliates is, or may become, a party.  The Company shall directly pay or reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in rendering such assistance.  The provisions of this Section 13 shall continue in effect notwithstanding termination of Employee’s employment for any reason.

15.   Severability.  The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity and enforceability of the other provisions.

16.   Survival.  Neither the expiration nor the termination of the term of Employee’s employment hereunder shall impair the rights or obligations of either party hereto which shall have accrued hereunder prior to such expiration or termination.  The rights and obligations of the parties thereunder, shall survive the expiration or termination of the term of Employee’s employment hereunder.

17.   Entire Agreement.  This Agreement contains the entire agreement and understanding by and between the Company and Employee with respect to the employment of Employee, and no representations, promises, agreements, or understandings, written or oral, not contained herein shall be of any force or effect.  No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced.  No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or any other time.

18.   Modification.  No amendment, alteration or modification to any of the provisions of this Agreement shall be valid unless made in writing and signed by both parties.

19.   Headings.  The section headings have been inserted for convenience only and are not to be considered when construing the provisions of this Agreement.

20.   Binding Effect. Assignment; No Third Party Benefit.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that the duties and responsibilities of Employee hereunder may not be assumed by, or delegated to, any other person.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

21.   Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

22.   Voluntary Agreement.  Each party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such party’s own judgment and advice of counsel (if any), and knowingly, voluntarily, and without duress, agrees to all of the terms set forth in this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement.

24.   Indemnification.  The Company agrees to indemnify the Employee to the fullest extent permitted by law and shall maintain directors and officers’ insurance at levels reasonably satisfactory to the Board.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement on the day and year first above written.

COMPANY:

RIO VISTA GP, LLC

By: /s/ Carter R. Montgomery
Carter R. Montgomery
Co-President

EMPLOYEE:

/s/ Imad Anbouba
IMAD ANBOUBA